Exhibit 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCED

SALE OF COMMON STOCK BY CORSAIR CAPITAL LLC

BLAIRSVILLE, GA – May 2, 2016 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) today announced the sale of an aggregate of 7,300,047 voting shares of United’s common stock by its largest shareholder, Corsair Capital LLC (“Corsair”), to J.P. Morgan Securities LLC as the sole underwriter in the registered public offering of those shares. Corsair will receive all of the net proceeds from this offering. After the sale, Corsair will no longer hold any shares of United’s common stock. No shares are being sold by United.

United has filed a registration statement, including a prospectus, and a prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement is effective. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents United has filed with the SEC for more complete information about United and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by calling 866-803-9204.

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This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) is a registered bank holding company based in Blairsville, Georgia, with $9.8 billion in assets. The Company’s banking subsidiary, United Community Bank, is one of the Southeast region’s largest full-service banks, operating in 135 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in providing personalized community banking services to individuals, small businesses and corporations. Services include a full range of consumer and commercial banking products, including mortgage, advisory and treasury management. United Community Bank is consistently recognized for its outstanding customer service by respected national research firms. In 2014 and 2015, United Community Bank was ranked first in customer satisfaction in the Southeast by J.D. Power and again in 2016 was ranked among the top 100 on Forbes’ list of America’s Best Banks.

Safe Harbor

This news release, including the related registration statement and supplemental prospectus filed with the SEC, contains forward-looking statements, as defined by federal securities laws, including statements about United’s financial outlook and business environment. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some of the risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s filings with the Securities and Exchange Commission including its 2015 Annual Report on Form 10-K under the sections entitled “Forward-Looking Statements” and “Risk Factors.” Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

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